UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 26, 2020

FAIR ISAAC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11689	94-1499887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

181 Metro Drive, Suite 700 San Jose, California	95110-1346
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 408-535-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FICO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 27, 2020, Fair Isaac Corporation (the “Company”) announced that Wayne Huyard, Executive Vice President, Sales, Services and Marketing will step down from his current position as an officer with the Company and transition into the role of Vice President, Sales Management with the Company, effective as of October 1, 2020. Also effective as of October 1, 2020, Stephanie Covert has been promoted to assume the role of Executive Vice President, Sales and Marketing with the Company.

In connection with the transition to his role as Vice President, Sales Management, the Company has entered into a new Letter Agreement with Mr. Huyard, which will replace his existing letter agreement with the Company. The term of the Letter Agreement is from October 1, 2020 through December 31, 2021. Pursuant to the Letter Agreement, Mr. Huyard will receive an annual base salary of $400,000 (prorated to reflect any part-time status), which is subject to upward adjustment from time to time during the term of the Letter Agreement as determined by the Leadership Development and Compensation Committee of the Board (the “Committee”). For each full fiscal year of the Company during the term of the Letter Agreement, Mr. Huyard will be eligible to receive a cash incentive award payable from 0% to 100% of his annual base salary at the rate in effect at the end of such fiscal year, with a target equal to 50% of his annual base salary (adjusted for any part-time status), pursuant to the Company’s Management Incentive Plan and the terms and conditions established by the Committee from time to time.

For each full fiscal year that he is employed during the term of the Letter Agreement, Mr. Huyard will be eligible for an annual equity grant based on achievement of objectives established by the Committee. Some or all of such annual equity grant may be in the form of restricted share units, performance share units, market share units, stock options or other equity that have an equivalent economic value to an option award.

If Mr. Huyard’s employment is terminated by the Company without Cause or if he voluntary resigns for Good Reason (both as defined in the Letter Agreement) prior to the expiration of the term of the Letter Agreement, Mr. Huyard will be entitled to the following severance pay and benefits pursuant to the Letter Agreement: (i) a cash payment in an amount equal to one times the sum of (A) his annual base salary in effect on the last day of his employment, plus (B) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following Mr. Huyard’s separation from service, and (ii) continuation of certain benefits pursuant to COBRA for 12 months. Mr. Huyard’s receipt of this severance pay and benefits would be conditioned on his execution of a release of claims against the Company, his compliance with the terms of any agreements in effect between him and the Company, his cooperation in the transition of his duties, and his agreement not to disparage the Company. In addition, in the event that Mr. Huyard will receive payments and benefits pursuant to the Management Agreement referenced below, he will not be entitled to severance payments or benefits under the Letter Agreement.

The foregoing description of the Letter Agreement applicable to Mr. Huyard is a summary only and is qualified in all respects by reference to the full text of the Letter Agreement, attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated into this Item 5.02 by reference.

A press release by the Company announcing the appointment is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibits	Description

10.1	Letter Agreement dated August 26, 2020 by and between the Company and Wayne Huyard

99.1	Press Release dated August 27, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION

By	/s/ Mark R. Scadina
Mark R. Scadina
Executive Vice President, General Counsel and Secretary

Date: August 27, 2020